FOR IMMEDIATE RELEASE

                                               Contact: Gerry Rittenberg
                                                        Chief Executive Officer
                                                        Amscan Holdings, Inc.
                                                        914-345-2020


                     AMSCAN HOLDINGS, INC. NAMES LISA LAUBE
                       PRESIDENT OF PARTY CITY CORPORATION

     ELMSFORD N.Y., July 12, 2006 - Amscan Holdings, Inc. today named Lisa Laube as President of Party City. In her new role, Ms. Laube will oversee all of the operations of Party City's retail network of over 500 company-owned and franchise stores.

     Ms. Laube, 43, has served as Party City's Chief Merchandising Officer since 2004 and most recently as a key member of its Executive Committee. Ms. Laube also brings over 20 years of retail experience from executive positions held at The White Barn Candle Company, a division of Bath and Body Works, Linens `n Things and Macy's.

     "Lisa is a highly qualified executive who brings both experience and enthusiasm to her new role," said Gerry Rittenberg, CEO of Amscan Holdings, Inc. "She is ideally suited to lead the Party City retail store network and we are confident Lisa will position Party City for continued growth and success."

     Ms. Laube will assume her new responsibilities immediately.

     Party City is America's largest party goods retail chain operating more that 500 company-owned and franchise stores in the United States and Puerto Rico.

     Amscan Holdings, Inc. designs, manufactures, contracts for manufacture and distributes party goods, including paper and plastic tableware, metallic balloons, accessories, novelties, gifts and stationery. In December 2005, Amscan Holdings completed its acquisition of Party City Corporation.

     Certain statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to identify and realize acquisition synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, the effect of fluctuation in interest rates and foreign currency, our ability to manage successfully our franchise program, our ability to attract and retain qualified personnel, the effect of changes in raw material and other costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.

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